Exhibit A-1


Aggregate Amount of National Grid Securities
Issued Since March 15, 2000 and
Outstanding As of the End of the Reporting Period

Type of Security     	GBP     	USD___________

Ordinary Shares, including
   options and warrants	    2,005,000	    2,847,100

Preferred stock	None	None

Bank debt	1,357,673,345	1,928,842,307

Commercial paper	None	None

Bond issues - straight	None	None

Bond issues - convertible	None	None

Guarantees	   10,000,000	   14,200,000
	_____________	_____________
Total	1,369,678,345	1,945,889,407
	=============	=============


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